Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(949) 524-4035
MediaRelations@chipotle.com

Chipotle ANNOUNCES FIRST QUARTER 2022 RESULTS

Quarterly sales increase 16%, DRIVEN BY 9% COMPARABLE restaurant SALES GROWTH

NEWPORT BEACH, Calf. – April 26, 2022 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2022.

First quarter highlights, year over year:

•	Total revenue increased 16.0% to $2.0 billion
•	Comparable restaurant sales increased 9.0%
•	In-restaurant sales increased 33.1%, while digital sales[1] represented 41.9% of food and beverage revenue
•	Operating margin was 9.4%, an increase from 9.3%
•	Restaurant level operating margin was 20.7% [2], a decrease of 160 basis points
•

Diluted earnings per share was $5.59, a 25.6% increase from $4.45. Adjusted diluted earnings per share, which excluded an $0.11 after-tax impact from expenses related to the 2018 performance share COVID-19 related modification, corporate restructuring costs, restaurant asset impairment and closure costs, and certain legal proceedings, was $5.70, a 6.3% increase from $5.36 [2]

•	Opened 51 new restaurants with 42 locations including a Chipotlane

“Chipotle’s performance in the first quarter was strong, despite challenges from the Omicron variant and on-going inflation,” said Brian Niccol, Chairman and CEO, Chipotle. “Our investments in our people, coupled with our digital system and commitment to culinary driven by Food With Integrity resulted in serving more guests at our restaurants with excellence.”

Results for the three months ended March 31, 2022:

Total revenue in the first quarter was $2.0 billion, an increase of 16.0% compared to the first quarter of 2021. The increase in total revenue was driven by a 9.0% increase in comparable restaurant sales and new restaurant openings. Our in-restaurant sales increased 33.1% in the three months ended March 31, 2022, as compared to the three months ended March 31, 2021, while digital sales represented 41.9% of total food and beverage revenue.

We opened 51 new restaurants during the first quarter with 42 locations including a Chipotlane. These formats continue to perform very well and are helping enhance guest access and convenience, as well as increase new restaurant sales, margins, and returns.

Food, beverage and packaging costs in the first quarter were 31.0% of total revenue, an increase of 100 basis points compared to the first quarter of 2021. The increase was due to inflation across the menu, primarily due to beef, avocados, and paper, partially offset by leverage from menu price increases.

Restaurant level operating margin was 20.7%, a decrease from 22.3% in the first quarter of 2021. The decrease was primarily due to increases in hourly wages and higher food costs,  partially offset by leverage from menu price increases and lower delivery expenses.

1 Refer to definition of digital sales below. We updated the definition of digital sales in the first quarter of 2022 to include revenue deferrals related to Chipotle Rewards. We made this change to allow for a reconciliation to total food and beverage revenue as we now present In-restaurant sales.

2 Restaurant level operating margin, adjusted diluted earnings per share,  adjusted net income, non-GAAP general and administrative expenses, and non-GAAP effective income tax rate are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

General and administrative expenses for the first quarter were $147.4 million on a GAAP basis, or $144.5 million2 on a non-GAAP basis, excluding $2.8 million for a COVID-19 related modification to our 2018 performance shares made in December 2020, $1.2 million related to transformation expenses and restaurant closure costs, and a  $1.0 million reduction in certain legal proceedings. GAAP and non-GAAP general and administrative expenses for the first quarter of 2022 also include $101.4 million of underlying general and administrative expenses, $20.1 million of non-cash stock compensation, $16.7 million related to the All-Managers’ Conference held in March, and  $6.3 million related to higher bonus accruals as well as payroll taxes on equity vesting and stock option exercises.

The GAAP and non-GAAP effective income tax rate was 16.7%2 for the first quarter of 2022, which is lower than the first quarter of 2021 and our expected effective income tax rate for the full year 2022, due to elevated excess tax benefits related to option exercises and equity vesting.

Net income for the first quarter was $158.3 million, or $5.59 per diluted share, an increase from $127.1 million, or $4.45 per diluted share, in the first quarter of 2021. Excluding the after-tax impact of modification expenses related to our 2018 performance shares, corporate restructuring, restaurant asset impairment and closure costs, and certain legal proceedings, adjusted net income was $161.4 million2 and adjusted diluted earnings per share was  $5.70.

During the quarter, our Board of Directors approved the investment of up to an additional $300 million, exclusive of commissions, to repurchase shares of our common stock, subject to market conditions. Including this repurchase authorization, $280.8 million was available as of March  31, 2022. The repurchase authorization may be modified, suspended, or discontinued at any time. We repurchased $260.1 million of stock at an average price per share of $1,490 during the first quarter.

More information will be available in our Quarterly Report on Form 10-Q, which will be filed with the SEC by the end of April.

Outlook

For 2022, management is anticipating the following:

•	Second quarter comparable restaurant sales growth, assuming current sales trends continue, in the 10% to 12% range
•	Between 235 to 250 new restaurant openings (including 5 to 10 relocations to add a Chipotlane), which assumes construction and permit delays don’t worsen
•	An estimated underlying effective full year tax rate between 25% and 27% before discrete items

Definitions

The following definitions apply to these terms as used throughout this release:

•

Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period total revenue or transactions for restaurants in operation for at least 13 full calendar months.

•	Average restaurant sales refer to the average trailing 12-month food and beverage revenue for restaurants in operation for at least 12 full calendar months.
•	Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.
•

Digital sales represent food and beverage revenue generated through the Chipotle website, Chipotle app or third-party delivery aggregators. Digital sales includes revenue deferrals associated with Chipotle Rewards.

•	In-restaurant sales represent food and beverage revenue generated on-premise. In-restaurant sales includes revenue deferrals associated with Chipotle Rewards.

2 Restaurant level operating margin, adjusted diluted earnings per share, adjusted net income, non-GAAP general and administrative expenses, and non-GAAP effective income tax rate are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

Conference Call Details

Chipotle will host a conference call on Tuesday,  April 26, 2022, at 4:30 PM Eastern time to discuss first quarter 2022 financial results as well as provide a business update for the second quarter 2022.

The conference call can be accessed live over the phone by dialing 1-888-317-6003, or for international callers by dialing 1-412-317-6061, and use code: 5128212. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had over 3,000 restaurants as of March 31, 2022, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. Chipotle is ranked on the Fortune 500 and is recognized on the 2022 list for Fortune’s Most Admired Companies. With over 100,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about our goals for number of Chipotle restaurants, restaurants with Chipotlanes and rate of expansion, comparable restaurant sales, estimated tax rates, future cash flow, and future long-term prospects. We use words such as “anticipate”, “believe”, “could”, “should”, “may”, “approximately”, “estimate”, “expect”, “potential”, “intend”, “project”, “encouraged”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on our business, including supply chain disruptions and difficulties in acquiring restaurant equipment, impact on guest traffic, restaurant sales and operating costs and the ability of our third-party suppliers and business partners to fulfill their responsibilities and commitments; increasing wage inflation and the increasingly competitive labor market, which impacts our ability to attract and retain qualified employees and has resulted in occasional staffing shortages; increasing supply costs (including beef, avocados and paper); risks associated with our reliance on certain information technology systems and potential failures or interruptions; privacy and cyber security risks related to our acceptance of electronic payments or electronic processing of confidential customer or employee information, including through our digital app; the impact of competition, including from sources outside the restaurant industry; the financial impact of increasing our national average hourly wage; the impact of federal, state or local government regulations relating to our employees, employment practices, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the availability of suitable new restaurant sites and the availability of construction materials and contractors; increases in ingredient and other operating costs due to our Food With Integrity philosophy, tariffs or trade restrictions and supply shortages; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers' perceptions of our brand, including as a result of actual or rumored food safety concerns or other negative publicity, decreased overall consumer spending (including but not limited to the increase in inflation and higher gas prices), or the inability to increase menu prices or realize the benefits of menu price increases; risks associated with our increased focus on our digital business, including risks arising from our reliance on third party delivery services; risks relating to litigation, including possible governmental actions related to food safety incidents and potential class action litigation regarding employment laws, advertising claims or other matters; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2022		2021
Food and beverage revenue	$1,998,956	98.9%	$1,715,990	98.5%
Delivery service revenue	21,583	1.1	25,585	1.5
Total revenue	2,020,539	100.0	1,741,575	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	626,926	31.0	522,671	30.0
Labor	531,940	26.3	433,669	24.9
Occupancy	112,032	5.5	101,769	5.8
Other operating costs	330,695	16.4	294,710	16.9
General and administrative expenses	147,402	7.3	155,103	8.9
Depreciation and amortization	71,665	3.5	63,122	3.6
Pre-opening costs	5,348	0.3	3,421	0.2
Impairment, closure costs, and asset disposals	4,310	0.2	5,668	0.3
Total operating expenses	1,830,318	90.6	1,580,133	90.7
Income from operations	190,221	9.4	161,442	9.3
Interest and other income (expense), net	(213)	-	(2,168)	(0.1)
Income before income taxes	190,008	9.4	159,274	9.1
Provision for income taxes	(31,714)	(1.6)	(32,173)	(1.8)
Net income	$158,294	7.8%	$127,101	7.3%
Earnings per share:
Basic	$5.64		$4.52
Diluted	$5.59		$4.45
Weighted-average common shares outstanding:
Basic	28,043		28,125
Diluted	28,301		28,582

CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$615,863	$815,374
Accounts receivable, net	89,295	99,599
Inventory	29,852	32,826
Prepaid expenses and other current assets	70,403	78,756
Income tax receivable	50,701	94,064
Investments	240,379	260,945
Total current assets	1,096,493	1,381,564
Leasehold improvements, property and equipment, net	1,779,521	1,769,278
Long-term investments	333,088	274,311
Restricted cash	30,872	30,856
Operating lease assets	3,147,061	3,118,294
Other assets	58,283	56,716
Goodwill	21,939	21,939
Total assets	$6,467,257	$6,652,958
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$168,905	$163,161
Accrued payroll and benefits	172,454	162,405
Accrued liabilities	136,655	173,052
Unearned revenue	132,421	156,351
Current operating lease liabilities	223,303	218,713
Total current liabilities	833,738	873,682
Long-term operating lease liabilities	3,331,319	3,301,601
Deferred income tax liabilities	127,729	141,765
Other liabilities	40,511	38,536
Total liabilities	4,333,297	4,355,584
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of March 31, 2022 and December 31, 2021, respectively	-	-
Common stock, $0.01 par value, 230,000 shares authorized, 37,266 and 37,132 shares issued as of March 31, 2022 and December 31, 2021, respectively	373	371
Additional paid-in capital	1,753,328	1,729,312
Treasury stock, at cost, 9,282 and 9,052 common shares as of March 31, 2022 and December 31, 2021, respectively	(3,702,023)	(3,356,102)
Accumulated other comprehensive loss	(5,159)	(5,354)
Retained earnings	4,087,441	3,929,147
Total shareholders' equity	2,133,960	2,297,374
Total liabilities and shareholders' equity	$6,467,257	$6,652,958

CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended
	March 31,
	2022	2021
Operating activities
Net income	$158,294	$127,101
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,665	63,122
Deferred income tax provision	(14,024)	(13,482)
Impairment, closure costs, and asset disposals	4,265	4,937
Provision for credit losses	(918)	(275)
Stock-based compensation expense	23,590	55,390
Other	(998)	2,180
Changes in operating assets and liabilities:
Accounts receivable	10,394	32,175
Inventory	2,970	2,148
Prepaid expenses and other current assets	5,920	(8,756)
Operating lease assets	55,125	49,269
Other assets	(1,132)	(186)
Accounts payable	15,702	19,446
Accrued payroll and benefits	10,438	18,188
Accrued liabilities	(31,151)	(17,869)
Unearned revenue	(21,604)	(15,606)
Income tax payable/receivable	43,367	38,640
Operating lease liabilities	(49,596)	(50,902)
Other long-term liabilities	595	453
Net cash provided by operating activities	282,902	305,973
Investing activities
Purchases of leasehold improvements, property and equipment	(96,162)	(86,619)
Purchases of investments	(118,827)	(90,477)
Maturities of investments	81,923	60,593
Net cash used in investing activities	(133,066)	(116,503)
Financing activities
Acquisition of treasury stock	(263,308)	(57,229)
Tax withholding on stock-based compensation awards	(85,811)	(44,810)
Other financing activities	(359)	(221)
Net cash used in financing activities	(349,478)	(102,260)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	147	(407)
Net change in cash, cash equivalents, and restricted cash	(199,495)	86,803
Cash, cash equivalents, and restricted cash at beginning of period	846,230	635,836
Cash, cash equivalents, and restricted cash at end of period	$646,735	$722,639
Supplemental disclosures of cash flow information
Income taxes paid	$2,291	$6,909
Purchases of leasehold improvements, property, and equipment accrued in accounts payable and accrued liabilities	$52,802	$54,868
Acquisition of treasury stock accrued in accounts payable and accrued liabilities	$4,497	$3,997

CHIPOTLE MEXICAN GRILL, INC.

SUPPLEMENTAL FINANCIAL AND OTHER DATA

(dollars in thousands)

(unaudited)

	For the three months ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2022	2021	2021	2021	2021
Number of restaurants opened	51	78	41	56	40
Restaurant closures	(1)	-	-	(5)	(5)
Restaurant relocations	(2)	(4)	(2)	(1)	-
Number of restaurants at end of period	3,014	2,966	2,892	2,853	2,803
Average restaurant sales	$2,684	$2,641	$2,554	$2,466	$2,313
Average restaurant sales, excluding delivery MPD(1)	$2,598	$2,562	$2,479	$2,405	$2,273
Comparable restaurant sales increase	9.0%	15.2%	15.1%	31.2%	17.2%

(1) Average restaurant sales, excluding delivery menu price differential ("MPD") represents average restaurant sales, as defined above, adjusted to remove the differential of delivery menu prices. This is intended to illustrate our underlying food and beverage sales per restaurant.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following tables provide a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding expenses related to restaurant asset impairment, corporate restructuring, legal proceedings, stock-based compensation modification expense, and certain other costs. Adjusted general and administrative expense is general and administrative expense excluding transformation expenses, legal proceedings, stock-based compensation modification expense, and certain other costs. The adjusted effective income tax rate is the effective income tax rate adjusted to reflect the after tax impact of non-GAAP adjustments. Restaurant Level Operating Margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of food, beverage and packaging, labor, occupancy and other operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct our business. Management uses restaurant level operating margin as a measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in evaluating the company’s performance. Our adjusted net income, adjusted diluted earnings per share, adjusted general and administrative expenses, adjusted effective income tax rate and restaurant level operating margin measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted Net Income and Adjusted Diluted Earnings per Share

(in thousands, except per share amounts)

(unaudited)

	Three months ended
	March 31,
	2022	2021
Net income	$158,294	$127,101
Non-GAAP adjustments:
Restaurant costs:
Operating lease asset impairment and other restaurant costs(1)	731	2,299
Duplicate rent expense(2)	-	56
Corporate Restructuring:
Operating lease asset impairment and other office closure costs(3)	-	332
Duplicate rent expense(2)	1,166	1,344
Employee related restructuring costs(4)	-	153
Legal proceedings(5)	(1,000)	-
Stock-based compensation modification expense(6)	2,756	24,366
Total non-GAAP adjustments	$3,653	$28,550
Tax effect of non-GAAP adjustments above(7)	(554)	(2,518)
After tax impact of non-GAAP adjustments	$3,099	$26,032
Adjusted net income	$161,393	$153,133

Diluted weighted-average number of common shares outstanding	28,301	28,582
Diluted earnings per share	$5.59	$4.45
Adjusted diluted earnings per share	$5.70	$5.36

(1) Impairment charges and other expenses for restaurants due to closures, relocations, or underperformance
(2) Duplicate rent expense for the corporate headquarter relocation and office consolidation announced in May 2018 and rent expense for closed restaurants announced in June 2018.
(3) Asset impairment charges and other closure expenses for the corporate headquarter relocation and office consolidation announced in May 2018.
(4) Costs for recruitment, relocation costs, third party and other employee-related costs.
(5) Decrease to accrual for a legal proceeding that was included as a previous non-GAAP adjustment.
(6) Charges for a COVID-19 related modification made in December 2020 to our 2018 performance shares.
(7) Adjustments relate to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted General and Administrative Expenses

(in thousands)

(unaudited)

	Three months ended
	March 31,
	2022	2021
General and administrative expenses	$147,402	$155,103
Non-GAAP adjustments:
Transformation expenses(1)	(1,166)	(1,553)
Legal proceedings(2)	1,000	-
Stock-based compensation modification expense(3)	(2,756)	(24,366)
Total non-GAAP adjustments	$(2,922)	$(25,919)
Adjusted general and administrative expenses	$144,480	$129,184

(1) Duplicate rent expense for office and restaurant closures announced in June 2018 due to the corporate restructuring and underperformance of $1,166 and $1,400 for the three months ended March 31, 2022 and March 31, 2021, respectively; and employee related restructuring costs of $0 and $153 for the three months ended March 31, 2022 and March 31, 2021, respectively.

(2) Decrease to accrual for a legal proceeding that was included as a previous non-GAAP adjustment.
(3) Charges for a COVID-19 related modification made in December 2020 to our 2018 performance shares.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted Effective Income Tax Rate

(unaudited)

	Three months ended
	March 31,
	2022	2021
Effective income tax rate	16.7%	20.2%
Tax impact of non-GAAP adjustments(1)	-	(1.7)
Adjusted effective income tax rate	16.7%	18.5%

(1) Adjustments relate to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Restaurant Level Operating Margin

(in thousands)

(unaudited)

	Three months ended March 31,
	2022	Percent of total revenue	2021	Percent of total revenue
Income from operations	$190,221	9.4%	$161,442	9.3%
Non-GAAP Adjustments:
General and administrative expenses	147,402	7.3	155,103	8.9
Depreciation and amortization	71,665	3.5	63,122	3.6
Pre-opening costs	5,348	0.3	3,421	0.2
Impairment, closure costs, and asset disposals	4,310	0.2	5,668	0.3
Total non-GAAP Adjustments	$228,725	11.3%	$227,314	13.1%
Restaurant level operating margin	$418,946	20.7%	$388,756	22.3%